  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

AXA Premier VIP High Yield (Pimco Sleeve) 07/14/05 JP Morgan Chase & Co. "$15,000,000" "$400,000,000" $100.00 271 BP vs T 4.125 05/15 QuickSilver Inc. Societe Generale

AXA Premier VIP International Equity (Marsico Sleeve) 09/27/05 Citigroup Global Markets "$4,950,000" "$1,336,500,000" $49.50 "2.5%, 1.2375/Share" "Cemex, S.A. de C.V." "Banc of America Securities, LLC."

AXA Premier VIP Technology (RCM Sleeve) 12/16/05 Citigroup "$319,200" "$506,400,000" $12.00 .72/Share Spansion Inc. Dresdner Kleinwort Wasserstein